As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-222412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CVS HEALTH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	5912	05-0494040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One CVS Drive, Woonsocket, RI 02895 (401) 765-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Eva C. Boratto

Executive Vice President and Chief Financial Officer

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

(401) 765-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment is being filed to deregister shares of Common Stock, par value $0.01 per share (the “Common Stock”), of CVS Health Corporation (“CVS Health” or “Registrant”) that were registered on the Registration Statement on Form S-4 (No. 333-222412) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 4, 2018, as amended by Amendment No. 1, filed with the Commission on January 26, 2018, as further amended by Amendment No. 2, filed with the Commission on February 5, 2018, as further amended by Amendment No. 3, filed with the Commission on February 9, 2018, pertaining to the registration of an aggregate of 282,875,841 shares of Common Stock.

On November 28, 2018, CVS Health completed its acquisition of Aetna Inc. (“Aetna”). Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of December 3, 2017 (the “Merger Agreement”), by and among CVS Health, Hudson Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of CVS Health, and Aetna, Merger Sub merged with and into Aetna (the “Merger”), with Aetna continuing as the surviving company of the Merger and as a wholly owned subsidiary of CVS Health.

In connection with the Merger, CVS Health has terminated all offerings of its shares of Common Stock pursuant to the Registration Statement. Accordingly, CVS Health hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock that had been registered but remained unsold at the termination of the offering, removes from registration 8,441,488 shares of Common Stock registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on the 30th day of November, 2018.

CVS Health Corporation

By:	/s/ Eva C. Boratto
	Name:	Eva C. Boratto
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.